UNITED STATES

SECURITIES & EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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IF Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

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October 13, 2015

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders of IF Bancorp, Inc. The meeting will be held at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois on Monday, November 23, 2015 at 2:00 p.m., local time.

The notice of annual meeting and proxy statement appearing on the following pages describe the formal business to be transacted at the meeting. Officers of the Company, as well as a representative of BKD, LLP, the Company’s independent registered public accounting firm, will be present to respond to appropriate questions of stockholders.

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card promptly. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card.

We look forward to seeing you at the meeting.

Sincerely,

Walter H. Hasselbring III
President and Chief Executive Officer

201 East Cherry Street

Watseka, Illinois 60970

(815) 432-2476

NOTICE OF 2015 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE	2:00 p.m. on Monday, November 23, 2015

PLACE	The administrative office of Iroquois Federal Savings and Loan Association, 204 East Cherry Street, Watseka, Illinois 60970

ITEMS OF BUSINESS	(1) To elect three directors to serve for a term of three years.

(2) To ratify the selection of BKD, LLP as our independent registered public accounting firm for fiscal year 2016.

(3) To hold an advisory, non-binding vote to approve the executive compensation described in the proxy statement.

(4) To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

RECORD DATE	To vote, you must have been a stockholder at the close of business on September 18, 2015.

PROXY VOTING	It is important that your shares be represented and voted at the meeting. You can vote your shares by completing and returning the proxy card or voting instruction card sent to you. Voting instructions are printed on your proxy or voting instruction card and included in the accompanying proxy statement. You can revoke a proxy at any time before its exercise at the meeting by following the instructions in the proxy statement.

By Order of the Board of Directors Beth A. Warren Corporate Secretary October 13, 2015

Important Notice Regarding the Availability of Proxy Materials for the Stockholders Meeting to be Held on November 23, 2015: The Proxy Statement, our 2015 Annual Report and all other Proxy Materials are Available at http://www.edocumentview.com/IROQ.

IF Bancorp, Inc.

Proxy Statement

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of IF Bancorp, Inc. (the “Company” or “IF Bancorp”) to be used at the annual meeting of stockholders of the Company. The Company is the holding company for Iroquois Federal Savings and Loan Association (the “Association” or “Iroquois Federal”). The annual meeting will be held at the Association’s administrative office located at 204 East Cherry Street, Watseka, Illinois 60970 on Monday, November 23, 2015 at 2:00 p.m. local time. The notice of annual meeting of stockholders and this proxy statement are first being made available to stockholders on or about October 13, 2015.

Voting and Proxy Procedure

Who Can Vote

You are entitled to vote your Company common stock if the records of the Company show that you held your shares as of the close of business on September 18, 2015. If your shares are held through a broker, bank or other holder of record, you are considered the beneficial owner of shares held in “street name” and you will receive instructions directly from your broker, bank or other holder of record in order to vote your shares. Your holder of record may allow you to provide voting instructions by telephone or by the Internet.

As of the close of business on September 18, 2015, there were 4,053,274 shares of Company common stock outstanding. Each share of common stock has one vote. The Company’s Articles of Incorporation provide that record owners of Company common stock beneficially owned by a person who beneficially owns in excess of 10% of the Company’s outstanding common stock (a “10% beneficial owner”), shall not be entitled to vote, in the aggregate, shares beneficially owned by the 10% beneficial owner in excess of 10% of the Company’s outstanding common stock, unless a majority of unaffiliated directors (as defined in the articles of incorporation) grant such entitlement by resolution in advance of the acquisition of the excess shares.

Attending the Meeting

If you were a stockholder as of the close of business on September 18, 2015, you may attend the meeting. However, if your shares of Company common stock are held in street name, you will need proof of ownership to be admitted to the meeting. A recent brokerage statement or a letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Company common stock held in street name in person at the meeting, you will have to get a written proxy in your name from the broker, bank or other holder of record who holds your shares.

Quorum and Vote Required for Proposals

Quorum. A majority of the outstanding shares of common stock entitled to vote is required to be represented at the meeting to constitute a quorum for the transaction of business.

Votes Required for Proposals. At this year’s annual meeting, stockholders will elect three directors to serve for a term of three years and until their successors are elected and qualified. In voting on the election of directors, you may vote in favor of the nominees, withhold votes as to all nominees, or withhold votes as to specific nominees. There is no cumulative voting for the election of directors. Directors must be elected by a plurality of the votes cast at the annual meeting. This means that the nominees receiving the greatest number of votes will be elected.

In voting on the ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm, you may vote in favor of the proposal, vote against the proposal or abstain from voting. To ratify the selection of BKD, LLP as our independent registered public accounting firm for fiscal 2016, the affirmative vote of a majority of the votes cast on the proposal is required.

In voting on the advisory, non-binding proposal to approve the executive compensation described in this proxy statement, you may vote in favor of the advisory proposal, vote against the advisory proposal or abstain from voting. Approval of this proposal requires the affirmative vote of a majority of the votes cast on the proposal. While this vote is required by law, it will neither be binding on the Board of Directors, nor will it create or imply any change in the fiduciary duties of or impose any additional fiduciary duty on the Board of Directors.

Broker Non-Votes. If you do not provide your broker or other record holder with voting instructions on certain non-routine matters, your broker will not have discretion to vote your shares on such matters. The election of directors and the advisory non-binding proposal to approve the executive compensation described in this proxy statement are non-routine matters. In the case of routine matters (e.g., the ratification of the independent auditors), your broker or other holder of record is permitted to vote your shares in the record holder’s discretion if you have not provided voting instructions. A “broker non-vote” occurs when your broker submits a proxy for the meeting with respect to routine matters, but does not vote on non-routine matters because you did not provide voting instructions on such matters.

How Votes Are Counted. If you return valid proxy instructions or attend the meeting in person, we will count your shares for purposes of determining whether there is a quorum, even if you abstain from voting. Broker non-votes also will be counted for purposes of determining the existence of a quorum.

In counting votes for the election of directors, votes that are withheld and broker non-votes will have no effect on the outcome of the election.

In counting votes on the proposal to ratify the selection of the independent registered public accountants, abstentions will have no effect on the outcome of the vote.

In counting votes on the approval of the non-binding proposal to approve the executive compensation described in this proxy statement, abstentions and broker non-votes will have no effect on the outcome of the vote.

Voting by Proxy

The Company’s Board of Directors is providing you this proxy statement to request that you allow your shares of Company common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. All shares of Company common stock represented at the meeting by properly executed and dated proxies will be voted according to the instructions indicated on the proxy card. If you sign, date and return a proxy card without giving voting instructions, your shares will be voted as recommended by the Company’s Board of Directors.

The Board of Directors recommends that you vote:

•	for each of the nominees for director;

•	for ratification of the appointment of BKD, LLP as the Company’s independent registered public accounting firm; and

•	for the approval of the compensation of the Company’s named executive officers as disclosed in this proxy statement.

If any matters not described in this proxy statement are properly presented at the annual meeting, the persons named in the proxy card will use their judgment to determine how to vote your shares. This includes a motion to adjourn or postpone the meeting to solicit additional proxies. If the annual meeting is postponed or adjourned for less than 30 days, your Company common stock may be voted by the persons named in the proxy card on the new meeting date, provided you have not revoked your proxy. The Company does not currently know of any other matters to be presented at the meeting.

You may revoke your proxy at any time before the vote is taken at the meeting. To revoke your proxy, you must advise the Corporate Secretary of the Company in writing before your common stock has been voted at the annual meeting, deliver a later dated proxy or attend the meeting and vote your shares in person by ballot. Attendance at the annual meeting will not in itself constitute revocation of your proxy.

Participants in the Iroquois Federal Savings and Loan Association ESOP or 401(k) Plan

If you participate in the Iroquois Federal Savings and Loan Association Employee Stock Ownership Plan (the “ESOP”), you will receive a vote authorization form for the plan that reflects all shares you may direct the trustees to vote on your behalf under the ESOP. Under the terms of the ESOP, the ESOP trustee votes all shares held by the ESOP, but each ESOP participant may direct the trustee how to vote the shares of common stock allocated to his or her account. The ESOP trustee, subject to the exercise of its fiduciary responsibilities, will vote all unallocated shares of IF Bancorp common stock held by the ESOP and allocated shares for which no voting instructions are received in the same proportion as shares for which it has received timely voting instructions. Under the terms of the 401(k) Plan, a participant is entitled to vote the shares credited to his or her 401(k) Plan account. Shares for which no voting instructions are given or for which instructions were not timely received may be voted by the 401(k) Plan trustee in the same proportion as shares for which voting instructions were received. The deadline for returning your ESOP voting instructions is Monday, November 16, 2015.

Corporate Governance

General

The Company periodically reviews its corporate governance policies and procedures to ensure that the Company meets the highest standards of ethical conduct, reports results with accuracy and transparency and maintains full compliance with the laws, rules and regulations that govern the Company’s operations. As part of this periodic corporate governance review, the Board of Directors reviews and adopts best corporate governance policies and practices for the Company.

Code of Ethics and Business Conduct

The Company has adopted a Code of Ethics and Business Conduct that is designed to promote the highest standards of ethical conduct by the Company’s directors, executive officers and employees. The Code of Ethics and Business Conduct requires that the Company’s directors, executive officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity, and in the Company’s best interest. Under the terms of the Code of Ethics and Business Conduct, directors, executive officers and employees are required to report any conduct that they believe in good faith to be an actual or apparent violation of the Code of Ethics and Business Conduct. A copy of the Code of Ethics and Business Conduct can be found in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

As a mechanism to encourage compliance with the Code of Ethics and Business Conduct, the Company has established procedures for receiving, retaining and addressing complaints regarding accounting, internal accounting controls and auditing matters. These procedures ensure that individuals may submit concerns regarding questionable accounting or auditing matters in a confidential and anonymous manner. The Code of Ethics and Business Conduct also prohibits the Company from retaliating against any director, executive officer or employee who reports actual or apparent violations of the Code of Ethics and Business Conduct.

Director Independence

IF Bancorp has seven directors. The Board has determined that, except for Mr. Alan D. Martin, each member of the Board is an “independent director” within the meaning of the Rules of the NASDAQ Stock Market, Inc. (the “Nasdaq rules”). Mr. Alan D. Martin is not considered independent because he has been employed as an executive officer within the past three years. In determining the independence of the directors listed above, the Board of Directors reviewed certain accounts that directors and their affiliates had with IF Bancorp, some of which are not required to be reported in this proxy statement under the heading “Transactions With Related Persons.”

Meetings of the Board of Directors

The Company conducts business through meetings of its Board of Directors and through activities of its committees. During fiscal 2015, the Board of Directors held 17 meetings. No director attended fewer than 75% of the total meetings of the Company’s Board of Directors and the board committees on which such director served.

Board Leadership Structure

At IF Bancorp, the positions of Chairman of the Board and Chief Executive Officer are held by different individuals. The Chairman of the Board provides guidance to the Chief Executive Officer, is active in setting the agenda for Board meetings and presides over meetings of the full Board and the Executive Committee. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. As required by the Nasdaq rules, the Audit, Nominating and Compensation Committees are comprised solely of directors who are independent as defined by Nasdaq rules.

Board’s Role in Risk Oversight

The Board’s role in the Company’s risk oversight process includes receiving regular reports from members of senior management on areas of material risk to the Company, including operational, financial, legal and regulatory, strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are reviewed and discussed at committee meetings) receives these reports from the appropriate “risk owner” within the organization to enable the Board or appropriate committee to understand our risk identification, risk management and risk mitigation strategies. After a committee has received and discussed a report, the chairperson of such committee reports on the discussion to the full Board at the next Board meeting. This enables the Board and its committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Committees of the Board of Directors

The following table identifies our standing committees and their members as of September 18, 2015. All members of each committee are independent as defined by Nasdaq rules. Each committee operates under a written charter available in the “Investor Relations—Corporate Information—Governance Documents” section of the Company’s website, www.iroquoisfed.com.

Director	Audit Committee		Compensation Committee		Nominating Committee
Gary Martin	X		X	*
Joseph A. Cowan			X
Wayne A. Lehmann	X		X		X
Frank J. Simutis					X
Dennis C. Wittenborn	X	*	X
Rodney E. Yergler	X		X		X	*

Number of Meetings in Fiscal 2015	5		8		1

*	Denotes Chairperson.

Audit Committee. The Audit Committee assists the Board of Directors in its oversight of the Company’s accounting and reporting practices, the quality and integrity of the Company’s financial reports and the Company’s compliance with applicable laws and regulations. The Audit Committee is also responsible for engaging the Company’s independent registered public accounting firm and monitoring its conduct and independence. The Board of Directors has designated Dennis C. Wittenborn as an audit committee financial expert under the rules of the Securities and Exchange Commission. The report of the Audit Committee required by the rules of the Securities and Exchange Commission is included in this proxy statement under the heading “Audit Committee Report.”

Compensation Committee. The Compensation Committee approves the compensation objectives for the Company and the Association and establishes the compensation for the Chief Executive Officer and other executives. Our Chief Executive Officer and Chief Financial Officer attend committee meetings at the invitation of the committee and make recommendations to the Compensation Committee from time to time regarding the appropriate mix and level of compensation for their subordinates. Those recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. Our Chief Executive Officer and Chief Financial Officer do not participate in committee discussions or the review of committee documents relating to the determination of their own compensation. The Compensation Committee reviews all compensation components for the Company’s Chief Executive Officer and other highly compensated executive officers’ compensation including base salary, annual incentive, long-term incentives and perquisites. In addition to reviewing competitive market values, the committee also examines the total compensation mix, pay-for-performance relationship, and how all elements, in the aggregate, comprise the executives’ total compensation package. Decisions by the Compensation Committee with respect to the compensation of executive officers are approved by the full Board of Directors.

Nominating Committee. The Company’s Nominating Committee assists the Board of Directors in identifying qualified individuals to serve as Board members, and in determining the composition of the Board of Directors and its committees. The Nominating Committee also considers and recommends the nominees for director to stand for election at the Company’s annual meeting of stockholders. The procedures of the Nominating Committee required to be disclosed by the rules of the Securities and Exchange Commission are included in this proxy statement under the heading “Nominating Committee Procedures.”

Director Attendance at the Annual Meeting

The Board of Directors encourages each director to attend annual meetings of stockholders. Each current member of the Board of Directors attended the annual meeting of stockholders held in 2014.

Proposal 1 — Election of Directors

The Board of Directors of IF Bancorp is presently composed of seven members. The Board is divided into three classes with staggered three-year terms, with approximately one-third of the directors elected each year. The nominees for election as directors at the 2015 Annual Meeting are Joseph A. Cowan, Gary Martin and Dennis C. Wittenborn, each of whom is a current director of the Company and the Association.

It is intended that the proxies solicited by the Board of Directors will be voted for the election of the nominees named below unless other instructions are provided. If any nominee is unable to serve, the proxy committee will vote your shares to approve the election of any substitute proposed by the Board of Directors. Alternatively, the Board of Directors may adopt a resolution to reduce the size of the Board. At this time, the Board of Directors knows of no reason why any nominee might be unable to serve.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ALL NOMINEES.

Information regarding the nominees and the directors continuing in office is provided below. Unless otherwise stated, each individual has held his or her current occupation for the last five years. The age indicated in each nominee’s biography is as of June 30, 2015.

Nominees for Election as Directors

The nominees standing for election are:

Joseph A. Cowan. Mr. Cowan has worked with Iroquois Paving Corporation since 1985, and was appointed President in 1996. Iroquois Paving Corporation is a heavy highway construction company employing approximately 150 people and with annual gross income of approximately $45 million. Mr. Cowan is very involved with industry associations, and served as President of The Association of General Contractors of Illinois in 2003. He holds a B.A. from Eureka College. Mr. Cowan’s business and management experience and knowledge of the local business community bring invaluable business insight to the Board. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 55.

Gary Martin. Mr. Martin has served as Chairman of the Board of Iroquois Federal since 2000. He graduated from the University of Illinois with a degree in Business Administration. He has 41 years of experience in the retail industry, including 33 years as owner of Scotchmons, a convenience store with two locations in Watseka, Illinois. Mr. Martin was named as one of the Top Illinois Retailers of the 20th Century in 2000. In 2003 he was named Illinois Retailer of the Year. He is a former Chairman of the Illinois Retail Merchants Association. His extensive business background and long-term experience managing the operations of a successful business enterprise provide the Board with general business acumen and insight in assessing strategic decisions involving Iroquois Federal. His Board tenure provides the Board with valuable institutional knowledge of the development of Iroquois Federal. Director of Iroquois Federal since 1985 and director of IF Bancorp since its formation. Age 66.

Dennis C. Wittenborn. Mr. Wittenborn has served as President and Chairman of Pizza Resources Corporation since 1993, as President of GRIF Corporation since 1997, as Managing Member of Wittenborn Enterprises L.L.C. since 2012, and as past President of Witmat Development Corporation from 1998 through 2010. He also served as President of Monical Pizza Corporation from 1987 through 1992. In addition, Mr. Wittenborn has served as a Director of the Iroquois Memorial Hospital and Resident Home Board from 1998 to 2013 and as its Chairman from 2009 to 2013. Mr. Wittenborn has successfully opened and operated numerous restaurants in Illinois and Indiana. He is a past Alderman of South Pekin, Illinois, and a past Charter President of the Jaycees, South Pekin, Illinois. Mr. Wittenborn has a strong background in marketing and finance, as well as extensive experience with computer networking systems and business software packages. His businesses and marketing experience assist the Board with matters relating to business generation and the business community that we serve. Director of Iroquois Federal since 2000 and director of IF Bancorp since its formation. Age 61.

Directors Continuing in Office

The following directors have terms ending in 2016:

Frank J. Simutis. Mr. Simutis is an attorney and senior partner in Simutis Law Offices, P.C., in Watseka, Illinois. After five years of service with the United States Air Force, Mr. Simutis joined a Watseka law firm in 1976, with whom he practiced for more than 19 years. In 1996 he established his own law firm in Watseka, which currently has three attorneys. His practice includes representation of financial institutions, municipalities, insurance companies, local businesses, and numerous individual clients. During his career he has been a member of the Unit Nine School Board, a director of the Iroquois Industrial Development Association, the Planned Gifts Committee of Iroquois Memorial Hospital, a director of the Iroquois Federal Foundation, and he has served as President of the Iroquois County Bar Association. He is a member of the Illinois Bar. His legal expertise provides the Board with insight on legal matters involving Iroquois Federal. Director of Iroquois Federal since 2001 and director of IF Bancorp since its formation. Age 68.

Dr. Rodney E. Yergler. Dr. Yergler has operated his own dental practice in Crescent City, Illinois, since 1985. He is a member of the American Dental Association, the Illinois State Dental Association, the Kankakee District Dental Association and the American Academy of Implant Dentistry. Dr. Yergler has a B.S. in Biology from Wheaton College, and graduated cum laude from Loyola University School of Dentistry. He served for many years on the American Cancer Society Iroquois County Board and assisted with the Iroquois County Relay for Life for three years. He has also served as Superintendent for St. Peter’s Lutheran Church Sunday School and Church Council. He is currently on the Board for the Iroquois County Public Health Department. Dr. Yergler’s business experience and involvement in the local community provide the Board with invaluable perspective regarding the business community that we serve. Director of Iroquois Federal since 1998 and director of IF Bancorp since its formation. Age 57.

The following directors have terms ending in 2017:

Alan D. Martin. Mr. Martin has served with Iroquois Federal since 1973 and until his retirement in September 2015, had been our President and Chief Executive Officer since 1999. Mr. Martin spent eight years of his banking experience in the Danville and Vermilion County market for Iroquois Federal, giving him a broad prospective on the market area in which Iroquois Federal operates. He has a degree in Business Administration from Illinois State University. He is a CERTIFIED FINANCIAL PLANNER™ CERTIFICANT and holds a State of Illinois insurance license. Additionally, Mr. Martin serves on the Iroquois Federal Foundation Board, is active in civic and charitable organizations in Illinois, and has significant ties to the communities that support business generation by Iroquois Federal. He is a member of ABA’s Community Banking Council. He currently serves on the Federal Reserve Bank of Chicago

Depository Advisory Council and the Illinois League of Financial Services Trust Board. His experience in leading IF Bancorp and Iroquois Federal, his significant local banking experience and his participation in industry trade groups provide the Board with a perspective on the day to day operations of Iroquois Federal and assist the Board in assessing the trends and developments in the financial industry on a local and national basis. Director of Iroquois Federal since 2001 and director of IF Bancorp since its formation. Age 64.

Wayne A. Lehmann. Mr. Lehmann has served as President of Iroquois Title Company, Watseka, Illinois, since 1991. He received Illinois Title Professional designation in 2013. He graduated from Eastern Illinois University with a B. S. in Finance. Mr. Lehmann has been active in our community as a member of the Kiwanis Club of Watseka and has served on the Board of Directors of the Watseka Area Chamber of Commerce. He has been a member of the Regional Board of School Trustees for more than 16 years. Mr. Lehmann is also active in his church, having served in many capacities. Mr. Lehmann’s experience in the real estate industry and involvement in the local community provide the Board with valuable perspective regarding the local real estate market. Director of Iroquois Federal since 1996 and director of IF Bancorp since its formation. Age 61.

Proposal 2 — Ratification of Independent Registered Public Accounting Firm

The Audit Committee of the Board of Directors has appointed BKD, LLP to be its independent registered public accounting firm for the 2016 fiscal year, subject to ratification by stockholders. A representative of BKD, LLP is expected to be present at the annual meeting to respond to appropriate questions from stockholders and will have the opportunity to make a statement should he or she desire to do so.

If the ratification of the appointment of BKD, LLP is not approved by a majority of the votes cast by stockholders at the annual meeting, other independent registered public accounting firms may be considered by the Audit Committee of the Board of Directors.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the ratification of the appointment of BKD, LLP.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF BKD, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Fees

The following table sets forth the fees we paid to BKD, LLP for the fiscal years ended June 30, 2015 and 2014.

	2015	2014
Audit fees	$100,806	$144,067
Tax fees	$22,664	$16,100

Pre-Approval of Services by the Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In accordance with its charter, the Audit Committee approves, in advance, all audit and permissible non-audit services to be performed by the independent registered public accounting firm. Such approval process ensures that the external auditor does not provide any non-audit services to the Company that are prohibited by law or regulation.

In addition, the Audit Committee has established a policy regarding pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm. Requests for services by the independent registered public accounting firm for compliance with the auditor services policy must be specific as to the particular services to be provided. The request may be made with respect to either specific services or a type of service for predictable or recurring services. During the year ended June 30, 2015, all services were approved, in advance, by the Audit Committee in compliance with these procedures.

Audit Committee Report

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with generally accepted accounting principles. The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Public Company Accounting Oversight Board Auditing Standard No. 16, “Communications with Audit Committees”, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning the independent registered public accounting firm’s independence, and has discussed such independence with the independent registered public accounting firm. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their audit, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management,

which has the primary responsibility for financial statements and reports, and of the independent registered public accounting firm who, in their report, express an opinion on the conformity of the Company’s financial statements to generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the Company’s financial statements has been carried out in accordance with standards of the Public Company Accounting Oversight Board (United States) or that the Company’s independent registered public accounting firm is in fact “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2015, for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm, for the fiscal year ending June 30, 2016.

Audit Committee of the Board of Directors of

IF Bancorp, Inc.

Dennis C. Wittenborn, Chair

Gary Martin

Wayne A. Lehmann

Rodney E. Yergler

Proposal 3 — Advisory Vote On Executive Compensation

The compensation of our Named Executive Officers listed in the Summary Compensation Table is described in the “Executive Officers—Executive Compensation” section. Shareholders are urged to read these sections of this proxy statement.

In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), stockholders will be asked at the annual meeting to provide their support with respect to the compensation of our Named Executive Officers by voting on the following advisory, non-binding resolution:

RESOLVED, that the stockholders of IF Bancorp, Inc. hereby approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed in the Executive Compensation section of this proxy statement, including the compensation tables and other narrative disclosures set forth in that section.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding on the Board of Directors. Although non-binding, the Board of Directors and the Compensation Committee value constructive dialogue on executive compensation and other important governance topics with our stockholders and encourage all stockholders to vote their shares on this matter. The Board of Directors and the Compensation Committee will review the results of the vote and take them into consideration when making future decisions regarding our executive compensation programs.

Unless otherwise instructed, validly executed proxies will be voted “FOR” the resolution set forth in this Proposal Three.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” THE RESOLUTION SET FORTH IN THIS PROPOSAL THREE.

Executive Officers

The Board of Directors annually elects the executive officers of IF Bancorp and Iroquois Federal, who serve at the Board’s discretion. Our executive officers are:

Name	Position
Alan D. Martin(1)	Former President and Chief Executive Officer of IF Bancorp and Iroquois Federal

Pamela J. Verkler	Senior Executive Vice President, Chief Financial Officer and Treasurer of IF Bancorp and Iroquois Federal

Walter H. Hasselbring, III(1)	President and Chief Executive Officer of IF Bancorp and Iroquois Federal; former Senior Executive Vice President and Chief Operating Officer of IF Bancorp and Iroquois Federal

Linda L. Hamilton(2)	Executive Vice President and Chief Operating Officer of IF Bancorp and Iroquois Federal

Thomas J. Chamberlain	Executive Vice President of IF Bancorp and Iroquois Federal

Terry W. Acree	Executive Vice President of IF Bancorp and Iroquois Federal

(1)	Mr. Martin retired as President and Chief Executive Officer effective September 30, 2015. Mr. Hasselbring was appointed President and Chief Executive Officer effective October 1, 2015.
(2)	Ms. Hamilton was appointed Chief Operating Officer effective October 1, 2015.

Below is information regarding the Company’s executive officers who are not also directors. Ages presented are as of June 30, 2015.

Walter H. Hasselbring, III. Mr. Hasselbring was appointed as President and Chief Executive Officer of Iroquois Federal as of October 1, 2015. He has been with Iroquois Federal since 1978 and served as Senior Executive Vice President and Chief Operating Officer from July 2010 through September 2015. Mr. Hasselbring holds a B.S. degree in Business Administration with emphasis in both Management and Marketing and a minor in Economics from Olivet University, supported by educational development courses, training seminars, and key industry associations. Prior to being named Chief Operating Officer, Mr. Hasselbring served with Iroquois Federal as Vice President of Loans, Danville Branch Manager, and Marketing Officer, among other responsibilities. Mr. Hasselbring is directly involved in the communities served by Iroquois Federal, with service in key leadership roles for many organizations. In Danville, he has served as Chairman of Cross Point Human Services, President of Schlarman H.S. Board, member of the Board of Commissioners of Danville Housing Authority, Vice President of Danville Economic Development Corporation, President of Danville Youth Baseball, YMCA board member, and lead local Boy Scout annual fund drives. In Watseka he has served as a director and treasurer of ARC of Iroquois County, director and president of Iroquois Economic Development Association, and served as a member of the Iroquois Memorial Hospital Business and Development Committee. Mr. Hasselbring currently serves as a Director and Chairman of the Illinois League of Financial Institutions. Age 59.

Linda L. Hamilton. Ms. Hamilton joined Iroquois Federal as Community President for the Champaign/Savoy market in November, 2014. She was appointed as Executive Vice President and Chief Operating Officer effective October 1, 2015. Prior to joining Iroquois Federal, she most recently served as Executive Vice President and Chief Operating Officer for Freestar Bank. Ms. Hamilton has 37 years of banking experience in the areas of operations, IT, compliance, retail banking, risk management and marketing. She holds a B.S. in Liberal Arts and Sciences from the University of Illinois and attended the Executive Graduate School of Banking. She was formerly a board member of the Illinois Bankers Association, President of the Champaign County Bankers Federation and an instructor at the Illinois Bankers School. Ms. Hamilton is an active member of Champaign West Rotary, a past president of the Executive Club of Champaign County, and a former board member and treasurer of Lincolnshire Fields Country Club. She was the 2000 recipient of the Athena Award. Age 59.

Thomas J. Chamberlain. Mr. Chamberlain currently serves as Executive Vice President and has been the Chief Lending Officer of Iroquois Federal since July of 2010. He has served with Iroquois Federal since July of 2004, when he joined the association as Vice President and Manager – Danville Office, with responsibility for the management and commercial loan activities of that office. Prior to his service with Iroquois Federal, Mr. Chamberlain worked with First Mid-Illinois Bank & Trust for over 18 years, managing branches, and working in their lending and trust/farm management departments. Mr. Chamberlain has an MBA from Eastern Illinois University and a Bachelor’s degree from the University of Illinois. He is a 2011 graduate of the ABA Stonier Graduate School of Banking at the University of Pennsylvania where he also earned the Wharton Leadership Certificate, and is a graduate of the Illinois Agricultural Leadership Program. He has served as Chairman of the Illinois Bankers Association Ag Credit School, and as a member or Chairman of several committees for the Illinois and American Societies of Farm Managers and Rural Appraisers. He has served in the top leadership position of several community organizations including: Board Chair of United Way of Danville; Board Chair of Vermilion Advantage economic development organization; President of Schlarman Foundation; President of the Rotary Club of Tuscola; President of the Tuscola Chamber of Commerce; President of Main Street Tuscola; Grand Knight Mattoon Knights of Columbus; and, President Mid-Illinois Big Brothers/Big Sisters. Age 50.

Pamela J. Verkler. Ms. Verkler has been employed with Iroquois Federal since 1982, holding positions of staff accountant, Assistant Treasurer, and Treasurer, before her current position of Senior Executive Vice President and Chief Financial Officer. Ms. Verkler holds a Bachelors degree in Business from the University of Illinois. She has over 32 years of experience in the financial services industry, and her responsibilities include supervision and oversight of the Accounting, Human Resources, and Investment areas. She also chairs the Asset/Liability Management Committee and has served as trustee of the company’s 401(k) plan. She is a member of the Financial Managers Society and the Society for Human Resource Management. Ms. Verkler has also served as Treasurer of the Iroquois County Community Unit School District 9 since 1999. She has also been active in the American Cancer Society, serving on the American Cancer Society Iroquois County Board for several years, as Relay For Life Accounting Chair for seven years and as Relay Team Captain for the past eight years. She has also served as treasurer of the Iroquois Federal Foundation since its formation. Age 55.

Terry W. Acree. Mr. Acree currently serves as Executive Vice President and Watseka Community President of Iroquois Federal. Since joining Iroquois Federal in June of 2000 he has also served as a Vice President of Operations and as Chief Retail Banking Officer. Mr. Acree is also Iroquois Federal’s Bank Secrecy Act Officer and Security Officer, and is a member of the Asset/Liability Management Committee, IT Committee, Employee Benefits Committee, and Compliance Committee. Prior to joining Iroquois Federal, Mr. Acree served as a vice president at other financial institutions and has over 39 years of banking experience. Mr. Acree has a Bachelor of Business degree from Western Illinois University. He has been active in many community organizations. He has served on the Iroquois Memorial Hospital Board for 13 years, including 10 years as Chairman. He has also served as president of the Kiwanis Club of Watseka and has been an active member for over 33 years. He is past president of the Watseka Area Chamber of Commerce and the Iroquois Industrial Development Association, and has been a member of the Iroquois Memorial Hospital Development Council for over 21 years. Mr. Acree was the Watseka Citizen of the Year for 1992. Age 61.

Executive Compensation

Overview

Our Board of Directors, through our Compensation Committee, is responsible for establishing and administering our executive compensation program. The Compensation Committee, consisting of Gary Martin (Chair), Joseph A. Cowan, Wayne A. Lehmann, Dennis C. Wittenborn and Rodney E. Yergler, annually reviews the executive compensation program and recommends to the Board, for its approval, appropriate modifications to the compensation packages for each of our executive officers, including specific amounts and types of compensation provided. The Compensation Committee reviews recommendations from the Chief Executive Officer regarding compensation of the named executive officers and recommends final compensation packages to the full Board for final approval. The Compensation Committee reviews the charter at least annually to ensure that the scope of the charter is consistent with the Compensation Committee’s expected role. Under the charter, the Compensation Committee is charged with general responsibility for the oversight and administration of our compensation program.

For fiscal 2015, our named executive officers were Alan D. Martin, our then President and Chief Executive Officer, Pamela J. Verkler, our Senior Executive Vice President, Chief Financial Officer and Treasurer, and Walter H. Hasselbring, III, our then Senior Executive Vice President and Chief Operating Officer.

Overall Compensation Philosophy and Guiding Principles

The Compensation Committee believes that the success of our Company depends on the ability to attract and retain talented executives motivated to drive the Company’s goals and provide long-term value to our stockholders.

Our compensation program is designed to link compensation with performance, taking into account competitive compensation levels in similar banks and in the markets where Iroquois Federal competes for talent. Principles guiding the compensation philosophy include the following:

•	Employer of Choice: We view compensation as one key to being an employer of choice in our markets, able to attract and retain key employees critical to its long-term success.

•	Pay Aligned with Performance: We provide a competitive base salary combined with incentive opportunities that provide additional compensation for outstanding bank and individual performance. Accordingly, our compensation program is designed to align the executives’ efforts on the Company’s primary goals and objectives, which are intended to promote long-term business success and increased stockholder value.

•	Flexibility: We recognize that the market for talent requires flexibility in compensation in order to attract qualified individuals. Salary ranges and individual compensation decisions take into account local competitive pressures and changing conditions. Furthermore, the targeted competitive position may vary depending on the type and level of position, recognizing the different recruiting conditions and relative importance of various qualifications.

The Compensation Committee, composed entirely of independent directors, sets and administers the policies that govern our executive compensation programs. The Compensation Committee reviews compensation levels of the named executive officers. The Compensation Committee evaluates the performance of our named executive officers, and considers management succession and related matters. All decisions relating to the compensation of the named executive officers are recommended by the Compensation Committee for approval of the full Board.

The policies and underlying philosophy governing our executive compensation program, as endorsed by the Compensation Committee and the Board of Directors, are designed to accomplish the following:

•	Maintain a compensation program that is equitable in a competitive marketplace.

•	Provide opportunities that integrate pay with the Company’s performance goals.

•	Encourage achievement of strategic objectives and creation of shareholder value.

•	Recognize and reward individual initiative and achievements.

•	Maintain an appropriate balance in the total compensation mix.

•	Allow us to compete for, retain, and motivate talented executives critical to its success.

The Compensation Committee seeks to target executive compensation at levels that the Compensation Committee believes to be consistent with others in the banking industry within our marketplace. The Compensation Committee believes that a portion of each executive’s total compensation should be at risk, based on the Company’s performance, in order to motivate and reward executives to achieve the Company’s strategic goals. The named executive officers’ compensation is weighted toward programs contingent upon our level of annual and long-term performance. In general, for our named executive officers, we target base salaries that, on average, are at the 50th percentile of other banks and financial service companies of the Company’s asset size, complexity and with similar products and markets. See “Compensation Program Design” below. Goals for specific components include:

•	Base salaries that are designed to provide a reasonable level of predictable income commensurate with market standards. Base salaries for executives are generally targeted at the 50th percentile.

•	An annual incentive plan that provides performance-based cash incentives to reward our executives for the execution of specific financial and non-financial elements of our strategic business plan.

•	Equity awards that further align management with our shareholders. Restricted stock awards vesting over 10 years and stock options vesting over 7 years are used to encourage ongoing exceptional performance and to retain these executives for the long term.

Compensation Consultant/Role of Management

The Compensation Committee has authority under its charter to engage the services of independent third party experts to assist it in reviewing and determining executive officer compensation. Pursuant to this authority, the Compensation Committee engaged Compensation Advisors in fiscal 2015 to conduct comparative studies of our compensation for executive officers and members of our Board of Directors, and related to benchmarking chief executive officer compensation in connection with the Governance and Nominating Committee process.

The Chief Executive Officer annually presents to the Compensation Committee, for their review and approval, his self-evaluation and an assessment of other executive officers, including each individual’s accomplishments, and individual and corporate performance relative to the approved incentive plan. The Committee has discretion to adjust the Chief Executive Officer’s recommendations, but generally has approved his recommendations for executive officers.

Compensation Committee Activities in Fiscal 2015

The Compensation Committee met 8 times during the fiscal year ended June 30, 2015. The Company took several actions during fiscal 2015 to further adjust our executive officer compensation program to correspond to our status as a publicly traded stock institution and to create alignment with the interests of our stockholders, including engaging Compensation Advisors as compensation consultant to assess the competitiveness of our executive total compensation program and to provide competitive guidelines for programs going forward. The compensation consultant also provided services related to chief executive officer salary benchmarking. The Compensation Committee reviewed executive salaries, performance and competitive market pay practices (see “Executive Compensation Program Design – Use of Compensation Survey”), and based on such assessment, recommended a 3.0% increase for the Chief Executive Officer base salary, a 6.1% increase for Ms. Verkler and an 8.4% increase for Mr. Hasselbring.

Objectives of Our Compensation Programs

Our executive officer compensation program is designed to:

•	Attract, retain, motivate and reward highly qualified and productive executives by providing overall compensation that is competitive with other institutions with which we compete for executive talent;

•	Motivate each individual to perform, to the best of his or her ability, in order to achieve targeted goals for the individual and the Company;

•	Improve Company performance, balancing risk-taking with fundamental concepts of safety and soundness;

•	Establish compensation levels that provide the greatest potential rewards for positions of greatest responsibility within a framework that is internally equitable;

•	Promote the long-term increase in the value of the Company by providing a portion of compensation in the form of Company common stock that vests over a period of years; and

•	Provide the appropriate mix of compensation that will drive superior performance and create alignment with the interests of our stockholders.

Executive Compensation Program Design

Cash Compensation

Current cash compensation consists of base salary and bonuses, which covers executive officers and other Iroquois Federal employees. Our base salary levels for executive officers are intended to be competitive with our peer group to motivate individuals to discharge the responsibilities of their position and to reflect the officer’s role, responsibilities, experience, performance and contribution to the Company’s success. Our Compensation Committee considers base salaries of executive officers annually with input from our President and Chief Executive Officer, and makes such adjustments as are warranted. In making these adjustments, our Compensation Committee takes into account individual and Company performance; the total current and potential compensation of a given officer based on a review; the levels of compensation paid by institutions that compete with us for executive talent; and the relative level of compensation in comparison to other executive officers and to our employees.

Non-Equity Incentive Compensation

The Iroquois Federal Annual Incentive Plan (the “Incentive Plan”) provides the opportunity for eligible executives to earn non-equity incentive compensation upon the attainment of specified objectives. The Board sets a minimum acceptable return to shareholders each year which is required to be met before any incentive payments can be made. Incentive awards under this Incentive Plan are based on a 3-year rolling performance cycle to encourage ongoing exceptional performance.

Equity Compensation

The IF Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”) was established to provide officers, employees, and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Awards granted in the year ended June 30, 2014, include restricted stock which vests over 10 years and stock options which vest over 7 years.

Benefits and Perquisites

Executive officers also receive broad based benefits that are available to all qualifying employees of the Company. These include a defined contribution 401(k) plan and a discretionary profit sharing plan, an employee stock ownership plan, medical coverage, and group life and disability coverage. In addition, the Company provides a cell phone and incurs the expense of country club dues for executive officers.

Use of Compensation Survey

The Compensation Committee relies on peer group surveys prepared by its consultant, Compensation Advisors, to assess the competitiveness of the Company’s pay practices in the marketplace. The peer group data is used in combination with other supplemental published survey sources reflecting industry data for banks of similar size (national financial institutions with assets between $418 million and $775 million) and for banks in our region, as well as with information relating to individual and Company performance, to help the Compensation Committee make compensation decisions. Compensation Advisors selected a peer group and benchmarked the Company’s cash compensation (base salary plus annual cash incentive compensation) against this group. The peer group consisted of 21 publicly traded financial institutions of similar asset size and regional location. The median assets for the peer group are $571 million, as compared to $549 million for Iroquois Federal. The peer group consisted of:

•	ASB Bancorp, Inc.

•	Centrue Financial Corporation

•	Cheviot Financial Corp.

•	ChoiceOne Financial Services, Inc.

•	Citizens Community Bancorp, Inc.

•	Cortland Bancorp, Inc.

•	CSB Bancorp, Inc.

•	DCB Financial Corp.

•	First BancTrust Corporation

•	First South Bancorp, Inc.

•	Guaranty Federal Bancshares, Inc.

•	Jefferson Bancshares, Inc.

•	Mackinac Financial Corporation

•	New Centry Bancorp, Inc.

•	Middlefield Banc Corp.

•	NB&T Financial Group, Inc.

•	Ohio Valley Banc Corp.

•	PSB Holdings, Inc.

•	SB Financial Group, Inc.

•	Uwharrie Capital Corp.

•	Waterstone Financial, Inc.

Tax and Accounting Considerations

In consultation with our advisors, we evaluate the tax and accounting treatment of each of our compensation programs at the time of adoption and on an annual basis to ensure that we understand the financial impact of the program. Our analysis includes a detailed review of recently adopted and pending changes in tax and accounting requirements. As part of our review, we consider modifications and/or alternatives to existing programs to take advantage of favorable changes in the tax or accounting environment or to avoid adverse consequences. We attempt to maximize the tax benefits related to compensation expense, however, tax considerations are not a compelling factor in determining compensation. The Compensation Committee intends for all compensation to be compliant under Rule 162(m) of the Internal Revenue Code to permit us to realize tax benefits of all compensation paid to the named executive officers; however, none of the officers currently receive compensation close to the $1,000,000 threshold.

Summary Compensation Table

The following information is provided for our Chief Executive Officer and two other most highly compensated executive officers who received compensation totaling $100,000 or more for the year ended June 30, 2015, referred to herein as the “named executive officers.”

For the year ended June 30, 2014, our named executive officers received certain awards in the form of equity. These equity awards were granted in recognition of prior years’ service and performance, prior to the period that equity could be awarded by the Company. Thus, in recognition of their efforts to raise capital and lead the Company to becoming a public entity, the Company has awarded these equity grants for this period. In addition, the Company has imposed a long vesting period to these grants in order to encourage ongoing exceptional performance and retain these executives for the long term.

	Summary Compensation Table
Name and principal position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(2)(3)	Option Awards ($)(2)(4)	Nonequity incentive plan compensation ($)	All other compensation ($)(5)	Total ($)
Alan D. Martin(1)	2015	309,309	—	—	—	36,835	111,945	458,089
President and Chief Executive Officer	2014	300,300	—	166,300	50,800	192,685	109,379	819,464

Pamela J. Verkler	2015	185,000	—	—	—	19,176	76,195	280,371
Senior Executive Vice President and Chief Financial Officer	2014	174,300	—	124,725	38,100	92,742	68,552	498,419

Walter H. Hasselbring, III(1)	2015	189,000	—	—	—	20,273	69,449	278,722
Senior Executive Vice President and Chief Operating Officer	2014	174,300	—	124,725	38,100	87,763	62,137	487,025

(1)	Mr. Martin retired as President and Chief Executive Officer effective September 30, 2015. Mr. Hasselbring was appointed President and Chief Executive Officer effective October 1, 2015.
(2)	Amounts included in the “Stock Awards” and “Option Awards” columns for the year ended June 30, 2014, represent grants under our 2012 Equity Incentive Plan that were made on December 10, 2013. Amounts related to stock awards and option awards are reported in the table above pursuant to applicable Securities and Exchange Commission regulations that require that we report the full grant date fair value of grants in the year in which such grants are made. Because stock awards vest (are earned) at a rate of 10% per year beginning December 10, 2014, and option awards vest (are earned) at a rate of 1/7th per year beginning December 10, 2014, none of the executive officers actually recognized any income from the awards during the year ended June 30, 2014.
(3)	Reflects the aggregate grant date fair value of restricted stock awards granted to each executive officer on December 10, 2013 with a grant date market value of $16.63 per share. The assumptions used in the valuation of these awards are included in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2014.
(4)	Reflects the aggregate grant date fair value of awards of stock options granted to each executive officer on December 10, 2013 with a grant date fair value of $2.54 per stock option and an exercise price of $16.63 per option. The assumptions used in the valuation of these awards are included in Note 15 to our audited financial statements included in our Annual Report on Form 10-K for the year ended June 30, 2014.
(5)	Details of the amounts reported in the “All Other Compensation” column for fiscal year 2015 are provided in the table below. Amounts do not include perquisites, which did not total in the aggregate more than $10,000 for any of the named executive officers.

	Alan D. Martin	Pamela J. Verkler	Walter H. Hasselbring, III
401(k) Matching	$2,280	$2,199	$2,391
401(k) Profit Sharing	39,000	39,000	39,000
ESOP	16,726	16,726	16,726
Life Insurance/AD&D Premium	453	453	453
LTD Insurance Premium	132	122	125
Medical/Dental Insurance Premium	13,076	17,006	8,751
Cell Phone	703	689	703
Club Dues	2,100	—	1,300
Director Fees	37,475	—	—

Total	$111,945	$76,195	$69,449

Employment Agreements

Effective September 30, 2015, Alan D. Martin retired as our President and Chief Executive Officer. Iroquois Federal Savings and Loan Association and IF Bancorp, Inc. each entered into an employment agreement with Mr. Martin, effective July 7, 2011. The Iroquois Federal agreement and the IF Bancorp agreement each provided for a three-year term, subject to annual renewal by the disinterested members of the Board of Directors. Prior to each such renewal, the disinterested members of the Board of Directors conducted a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Each agreement was renewed during fiscal 2014. Although the agreements were substantially similar and each required payments to the executive under certain circumstances, there was no duplication of benefits. Any payment made under the Iroquois Federal agreement was subtracted from the same payment required under the IF Bancorp, Inc. agreement.

The base salary under Mr. Martin’s employment agreement in fiscal 2015 was $300,300. In addition to base salary, the agreement provided for, among other things, the executive’s right to participate in discretionary bonuses or other incentive compensation programs and employee benefit plans and to receive perquisites applicable to executive management.

Change in Control Agreements

Iroquois Federal has entered into change in control agreements with Ms. Verkler and Mr. Hasselbring, effective July 7, 2011. Each of the agreements provides for a 24-month term, subject to annual renewal by the disinterested members of the Board of Directors. Prior to each such renewal, the disinterested members of the Board of Directors will conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements. Each agreement was renewed during fiscal 2015. In the event of a change in control (as defined in the agreement), each agreement will automatically renew for a term of 12 months following the effective date of the change in control. The agreements will terminate if the executive or Iroquois Federal terminates executive’s employment prior to a change in control. If, within 12 months after a change in control, we terminate the executive without cause or if the executive terminates voluntarily under specified circumstances that constitute good reason, including a material diminution in authority, duties or responsibilities, a material diminution in base salary, a relocation that increases the executive’s commute by more than 35 miles, or any other action or inaction by the bank or IF Bancorp, Inc. that would constitute a breach of the agreement, the executive will be entitled to a lump sum cash payment equal to two times the executive’s base salary and highest rate of bonus paid to the executive during the three years prior to termination, payable in a single lump sum within ten days following the termination of employment. In addition, the executive will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to the executive’s termination of employment. Such coverage will cease 24 months after the executive’s termination. In the event the provision or payment of such benefit would subject Iroquois Federal to excise taxes or penalties, Iroquois Federal will pay to the executive a cash lump sum payment equal to the cost of providing such benefits. The payments required under the change in control agreements will be reduced to the extent necessary to avoid an excess parachute payment. Payments under the agreements will be paid from the general funds of Iroquois Federal; IF Bancorp, Inc., however, will guarantee the payments due under the agreements. We will agree to pay all reasonable costs and legal fees of the executive in relation to the enforcement of the change in control agreements, provided the executive succeeds on the merits in a legal judgment, arbitration proceeding or settlement.

Annual Incentive Plan

In the fiscal year ended June 30, 2012, Iroquois Federal entered into the Iroquois Federal Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides the opportunity to earn an incentive award to employees who have been designated by the committee administering the Incentive Plan as eligible to participate and who have been approved by the Iroquois Federal Board of Directors, based upon attainment of specified objectives, determined periodically by the Iroquois Federal Board of Directors. The plan incorporates two key components. First, a minimum acceptable return to shareholders is established each year, which is required to be met before incentive payments can be made. Second, the plan provides for a 3-year rolling performance cycle, with incentive awards made at the end of each cycle. After achievement of the minimum acceptable return to shareholders, Iroquois Federal contributes a modest percentage of Iroquois Federal’s earnings above the minimum acceptable return to an eligible participant incentive pool, which is used to fund awards to participants under the Incentive Plan. During the first two years of the initial 3-year performance cycle, the Iroquois Federal Board of Directors made partial payments of the ultimate initial 3-year incentive award. The 2014 fiscal year marked the end of the initial 3-year performance cycle. Going forward, incentive awards under the Incentive Plan will be made based on the full 3-year rolling performance cycle. Payment of any award under the Incentive Plan is conditioned upon Iroquois Federal’s financial capacity to fund the payment. If Iroquois Federal is not financially capable of funding the payment of an award at the time it is due, the payment may be reduced or eliminated. The award for each participant is based on the participants’ compensation and the objectives determined by the Iroquois Federal Board of Directors.

Generally, a participant must be employed by Iroquois Federal or IF Bancorp on the date that the amounts credited to the participant’s account are distributed to the participant. In the year in which a participant retires, dies, becomes disabled, or has an involuntary separation from service without cause or resigns for good reason (as defined in the Incentive Plan), special vesting provisions apply and generally would permit a payment to the participant for the performance cycle that would end in that year, provided that all performance measures are attained by the participant for such performance cycle, and in the case of the participant’s retirement, the participant worked at least six months during the Incentive Plan year in which he or she retires. In the event of a change in control (as defined in the Incentive Plan) all unvested awards will become fully vested and will be paid in a lump sum within 30 days after the effective date of the change in control. In the event of separation from service for cause, all vested and unvested awards will expire as of the date of the separation from service.

In the event the Iroquois Federal Board of Directors determines that a participant has engaged in fraud or willful misconduct that caused or contributed to the need for a material restatement of IF Bancorp’s financial results, the Board of Directors will review all awards previously awarded to, or earned by, the participant on the basis of performance during the fiscal periods materially affected by the restatement and may, to the extent permitted by law, recoup from the participant or from the participant’s incentive account any portion of awards as it deems appropriate after review of all relevant facts and circumstances.

Stock Based Compensation

Set forth below is certain information regarding outstanding equity awards granted to the named executive officers at June 30, 2015:

Outstanding Equity Awards at Fiscal Year-End

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable (1)	Option exercise price ($)	Option expiration date	Number of shares or units of stock that have not vested (#)(1)	Market value of shares or units of stock that have not vested ($)(2)

Alan D. Martin	2,857	17,143	16.63	12/10/2023	9,000	148,770

Pamela J. Verkler	2,142	12,858	16.63	12/10/2023	6,750	111,578

Walter H. Hasselbring, III	2,142	12,858	16.63	12/10/2023	6,750	111,578

(1)	Stock awards listed represent grants under our 2012 Equity Incentive Plan and vest at a rate of 10% per year beginning on December 10, 2014. Stock option awards listed represent grants under our 2012 Equity Incentive Plan and vest at a rate of 1/7th per year beginning on December 10, 2014.
(2)	The amounts in this column are based on the fair market value of our common stock on June 30, 2015 of $16.53 per share.

Equity Incentive Plan

Our shareholders have approved the IF Bancorp, Inc. 2012 Equity Incentive Plan (the “Equity Incentive Plan”), to provide officers, employees and directors of IF Bancorp and Iroquois Federal with additional incentives to promote the growth and performance of IF Bancorp. Subject to permitted adjustments for certain corporate transactions, the Equity Incentive Plan authorizes the issuance or delivery to participants of up to 673,575 shares of IF Bancorp common stock pursuant to grants of incentive and non-qualified stock options, restricted stock awards and restricted stock unit awards, provided that the maximum number of shares of Company common stock that may be delivered pursuant to the exercise of stock options (all of which may be granted as incentive stock options) is 481,125 and the maximum number of shares of Company stock that may be issued as restricted stock awards or restricted stock units is 192,450. Employees and directors of IF Bancorp or its subsidiaries are eligible to receive awards under the Equity Incentive Plan, except that non-employees may not be granted incentive stock options.

The Compensation Committee may determine the type and terms and conditions of awards under the Equity Incentive Plan. Awards may be granted in a combination of incentive and non-statutory stock options, and/or restricted stock awards and restricted stock units, as follows. The Equity Incentive Plan is designed so that stock options will be considered “qualified performance-based compensation.” The Committee may designate whether any restricted stock awards or restricted stock units being granted to any participant are intended to be “qualified performance-based compensation.” Any such awards designated as intended to be “qualified performance-based compensation” will be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code. If the right to become vested in an award under the Equity Incentive Plan is conditioned on the completion of a specified period of service with IF Bancorp or its subsidiaries, without the achievement of performance measures or objectives, then the required period of service for full vesting shall be determined by the Committee and evidenced in an award agreement, subject to acceleration of vesting, to the extent permitted by the Committee, upon the occurrence of certain events, including in the event of death or disability. Unless otherwise stated in an award agreement, upon the occurrence of an involuntary termination of employment or termination of service as a director following a change in control of IF Bancorp, all outstanding options then held by a participant will become fully exercisable and all restricted stock awards and/or restricted stock units shall be fully earned and vested. In the event of a change in control, any performance measure attached to an award under the Equity Incentive Plan shall be deemed satisfied in full as of the date of the change in control.

Certain limits apply to awards under the Equity Incentive Plan. The maximum number of shares that may be subject to restricted stock awards (or restricted stock unit awards) and the maximum number of shares that may be subject to stock option awards available to non-employee directors under the Equity Incentive Plan shall not exceed 5% of the shares available for grant as restricted stock (or restricted stock units) and 5% of the shares available for grant as stock options, respectively, under the plan and the maximum number of shares that may be granted to non-employee directors, in the aggregate, shall not exceed 30% of the shares available for grant as restricted stock (or restricted stock units) and as stock options, respectively, under the plan. The maximum number of shares of stock that may be subject to stock options intended to be performance-based compensation under Code Section 162(m) granted to any one employee during any calendar year shall not exceed 120,281 shares.

The Equity Incentive Plan provides that neither the Committee nor the Board is authorized to make any adjustment or amendment that reduces or would have the effect of reducing the exercise price of a stock option previously granted.

Retirement Benefits

Retirement benefits have become an important element of a competitive compensation program for attracting senior executives, especially in the financial services industry. Our executive compensation program currently includes (i) a 401(k) plan which enables our employees to supplement their retirement savings with elective deferral contributions with matching contributions by us at specific levels, and an employer profit sharing contribution which allows eligible participants to receive at least 5% of their Plan year salary, and (ii) an employee stock ownership plan that allows participants to accumulate retirement benefits in employer stock at no cost to the participant.

Director Compensation

Each individual who serves as a director of Iroquois Federal receives an annual retainer of $37,475, except the Chairman of the Board receives an annual retainer of $77,868 and the Chairman of the Audit Committee receives a retainer of $45,423.

Each person who serves as a director of IF Bancorp, Inc. also serves as a director of Iroquois Federal and earns director and committee fees only in his or her capacity as a Board or committee member of Iroquois Federal.

The following table sets forth for the year ended June 30, 2015 certain information as to the total remuneration we paid to our directors other than Mr. Alan D. Martin, who is also our former President and Chief Executive Officer. Information with respect to director fees paid to Mr. Alan D. Martin is included in “—Executive Officer Compensation—Summary Compensation Table.”

Name	Fees earned or paid in cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All other compensation ($)(3)		Total ($)
Gary Martin	77,868	—	—	—		77,868
Dennis C. Wittenborn	45,423	—	—	—		45,423
Wayne A. Lehmann	37,475	—	—	—		37,475
Rodney E. Yergler	37,475	—	—	—		37,475
Joseph A. Cowan	37,475	—	—	—		37,475
Frank J. Simutis	37,475	—	—	26,149	(4)	63,624

(1)	The aggregate number of unvested restricted stock award shares held by each non-employee director at June 30, 2015 was 4,500.
(2)	The aggregate number of unvested options held by each non-employee director at June 30, 2015 was 8,572.
(3)	No director received any perquisites or benefits that, in the aggregate, were equal to or greater than $10,000.
(4)	This amount reflects attorneys’ fees and expenses paid to Mr. Simutis in his capacity as counsel to Iroquois Federal.

Director’s Non Qualified Retirement Plan

Iroquois Federal maintains a Directors’ Non Qualified Retirement Plan, which was amended and restated on October 10, 2006. The purpose of the plan is to provide a retirement benefit to directors and directors emeriti of Iroquois Federal. Upon a director’s termination of service on or after normal retirement age (age 72), the director will be entitled to the average annual cash compensation received for the three years prior to retirement, payable in monthly installments over a ten-year period. In the event of a director’s retirement on or after his or her early retirement date (the later of age 65 or the date the director has continuously been elected to the Board of Directors for ten years), the director will be entitled to his or her accrual balance (as defined in the plan), payable over a ten-year period, in monthly installments. In the event of the director’s termination of service due to disability, the director will receive his or her accrual balance, payable over a ten-year period, in monthly installments. In the event a director leaves the Board of Directors for any reason within 24 months after a change in control, the director will be paid his or her accrual balance earned as of the last day of the plan year preceding the date of termination in one lump sum within three days after the director’s removal from the Board of Directors. In the event a change in control occurs while the director is receiving normal or early retirement benefits, or disability benefits, the director will receive the remaining benefits in a single lump sum payment within three days after the change in control. In the event of the director’s death during active service, Iroquois Federal will pay a death benefit equal to the accrual balance as of the last day of the plan year immediately preceding the date of the director’s death; payment will be made within 30 days after the director’s death. In the event of a director’s death after the director is entitled to benefits but before payments commence, or after benefits commence but before the director has received all benefit payments, benefits will be paid to the director’s beneficiary in the same amounts as would have been made to the director, had the director survived.

Stock Ownership

The following table provides information as of October 1, 2015, with respect to persons known by the Company to be the beneficial owners of more than 5% of the Company’s outstanding common stock. A person may be considered to own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investing power. Percentages are based on 4,028,274 shares of Company common stock issued and outstanding as of October 1, 2015.

Name and Address	Number of Shares Owned	Percent of Common Stock Owned

Wellington Management Group LLP (1) 280 Congress Street Boston, Massachusetts 02210	295,019	7.32%

Iroquois Federal Savings and Loan Association (2) Employee Stock Ownership Plan 201 East Cherry Street Watseka, Illinois 60970	382,936	9.51%

Maltese Capital Management LLC (3) Maltese Capital Holdings, LLC Malta Hedge Fund II, L.P. Terry Maltese 150 East 52nd Street, 30th Floor New York, New York 10022	386,400	9.59%

Stilwell Value Partners VII, L.P. (4) Stilwell Activist Fund, L.P. Stilwell Activist Investments, L.P. Stilwell Partners, L.P. Stilwell Value LLC Joseph Stilwell 111 Broadway, 12th Floor New York, New York 10006	388,611	9.65%

Iroquois Federal Foundation, Inc. (5) 201 East Cherry Street Watseka, Illinois 60970	281,755	6.99%

(1)	Wellington Management Group, LLP (“Wellington Management”) reported shared dispositive power and shared voting power with respect to 295,019 shares of the Company’s common stock on a Schedule 13G/A on February 12, 2015. Wellington reported that it filed the Schedule 13G/A in its capacity as financial advisor and that the shares were owned of record by its clients.
(2)	Under the terms of the ESOP, the ESOP trustee will vote shares allocated to participants’ accounts (75,016 shares at June 30, 2015) in the manner directed by the participants. The ESOP trustee, subject to its fiduciary responsibilities, will vote unallocated shares and allocated shares for which no timely voting instructions are received in the same proportion as shares for which the trustee has received proper voting instructions from participants.
(3)	In a Schedule 13G/A filed on February 12, 2105, Maltese Capital Management LLC and Terry Maltese reported shared voting and dispositive power with respect to 386,400 shares of the Company’s common stock, Maltese Capital Holdings, LLC reported shared voting and dispositive power with respect to 323,700 shares of the Company’s common stock, and Maltese Hedge Fund II, L.P. reported shared voting and dispositive power with respect to 236,000 shares of the Company’s common stock.
(4)	Each person or entity listed reported shared voting and dispositive power with respect to 388,611 shares of the Company’s common stock on a Schedule 13D/A filed on June 19, 2015.
(5)	The foundation’s gift instrument requires that all shares of common stock held by the foundation must be voted in the same ratio as all other shares of Company common stock are voted on all proposals considered by stockholders of the Company.

The following table provides information as of October 1, 2015 about the shares of Company common stock that may be considered to be beneficially owned by each director, named executive officer listed in the Summary Compensation Table and all directors and executive officers of the Company as a group. A person may be considered to beneficially own any shares of common stock over which he or she has, directly or indirectly, sole or shared voting or investment power. Unless otherwise indicated, none of the shares listed are pledged as security, and each of the named individuals has sole voting power and sole investment power with respect to the number of shares shown. Percentages are based on 4,028,274 shares of Company common stock issued and outstanding as of October 1, 2015.

Name	Number of Shares Owned		Number of Shares That May Be Acquired Within 60 Days By Exercising Options	Total	Percent of Common Stock Outstanding
Directors
Gary Martin	30,000	(1)	1,428	31,428	*
Alan D. Martin	39,436	(2)	2,857	42,293	1.1%
Joseph A. Cowan	25,000	(3)	1,428	26,428	*
Wayne A. Lehmann	9,000	(4)	1,428	10,428	*
Frank J. Simutis	25,000	(5)	1,428	26,428	*
Dennis C. Wittenborn	54,409	(6)	1,428	55,837	1.4%
Rodney E. Yergler	30,000	(7)	1,428	31,428	*

Named Executive Officers Who Are Not Also Directors
Pamela J. Verkler	23,853	(8)	2,142	25,995	*
Walter H. Hasselbring, III	40,731	(9)	2,142	42,873	1.1%

All directors and executive officers as a group (12 persons)	328,530		18,851	347,381	8.6%

*	Less than 1%.
(1)	Includes 5,000 shares held by Mr. Gary Martin’s spouse in her IRA account, and 4,500 shares of unvested restricted stock.
(2)	Includes 10,000 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 3,000 shares held by Mr. Alan Martin’s spouse in her IRA account, 9,000 shares of unvested restricted stock, and 4,436 shares held through the ESOP.
(3)	Includes 4,500 shares of unvested restricted stock.
(4)	Includes 4,500 shares of unvested restricted stock.
(5)	Includes 4,500 shares of unvested restricted stock.
(6)	Includes 17,750 shares held by a corporation owned by Mr. Wittenborn, 2,259 shares held by his spouse in her IRA account, and 4,500 shares of unvested restricted stock.
(7)	Includes 10,000 shares held by Mr. Yergler’s spouse in her IRA account, and 4,500 shares of unvested restricted stock.
(8)	Includes 12,500 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 6,750 shares of unvested restricted stock, and 3,853 shares held through the ESOP.
(9)	Includes 13,700 shares held in the IF Bancorp, Inc. Stock Fund through the Association’s 401(k) plan, 1,500 shares held by Mr. Hasselbring’s spouse in her IRA account, 6,750 shares of unvested restricted stock, and 3,831 shares held through the ESOP.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors, and persons who own more than 10% of any registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Executive officers, directors and greater than 10% stockholders are required by regulation to furnish the Company with copies of all Section 16(a) reports they file.

Based solely on the Company’s review of copies of the reports it has received and written representations provided to it from the individuals required to file the reports, the Company believes that each of its executive officers and directors has complied with applicable reporting requirements for transactions in IF Bancorp common stock during the year ended June 30, 2015.

Transactions with Related Persons

Federal regulations require that all loans or extensions of credit to executive officers and directors of insured institutions must be made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and must not involve more than the normal risk of repayment or present other unfavorable features. Notwithstanding this rule, federal regulations permit the Association to make loans to executive officers and directors at reduced interest rates if the loan is made under a benefit program generally available to all Association employees and does not give preference to any executive officer or director over any other employee. Iroquois Federal maintains loan programs whereby employees, including executive officers and directors, may obtain loans at the discounted rate of 1% above the Bank’s cost of funds as of the most recent month end, rounded up to the nearest one quarter point. The discounted rate on any such loans will not exceed a term of 60 months. Iroquois Federal will also waive the loan origination fee on new mortgage loans. The following information is furnished for loans to executive officers and directors under these loan programs during fiscal 2015 and 2014.

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/14 to 6/30/15	Interest Rate	Principal Balance at 6/30/15	Principal Paid 7/1/14 to 6/30/15	Interest Paid 7/1/14 to 6/30/15

Thomas J. Chamberlain	EVP-CLO	Mortgage	$204,148.02	1.750%	$188,394.64	$15,753.38	$3,446.62
	EVP-CLO	Consumer	12,049.52	2.000	0.00	12,049.52	149.23
	EVP-CLO	Consumer	5,773.12	1.750	2,729.58	3,043.54	76.46
	EVP-CLO	Consumer	16,025.00	1.750	14,696.56	1,328.44	21.56

			237,995.66		205,820.78	32,174.88	3,693.87

Joseph A. Cowan	Director	Mortgage	264,834.58	1.750	257,682.96	7,151.62	4,577.42
	Director	Consumer	5,120.00	1.750	5,120.00	0.00	77.15
	Director	Consumer	12,301.14	4.250	8,798.03	3,503.11	453.89

			282,255.72		271,600.99	10,654.73	5,108.46

Walter Hasselbring	SEVP-COO	Mortgage	357,091.77	2.000	346,133.52	10,958.25	7,041.75
	SEVP-COO	Student	41,006.78	2.000	35,523.98	5,482.80	798.84
	SEVP-COO	Student	7,933.85	2.000	6,580.23	1,353.62	146.38
	SEVP-COO	Student	20,458.04	2.000	17,715.94	2,742.10	382.90
	SEVP-COO	Consumer	31,723.72	2.000	26,309.67	5,414.05	585.95
	SEVP-COO	HELOC	32,500.00	2.000	32,000.00	500.00	383.70

			490,714.16		464,263.34	26,450.82	9,339.52

Gary Martin	Chairman	Mortgage	107,930.44	1.750	103,577.79	4,352.65	1,853.99
	Chairman	Consumer	4,995.86	4.250	0.00	4,995.86	194.49
	Chairman	HELOC	23,000.00	1.750	0.00	23,000.00	95.33

			135,926.30		103,577.79	32,348.51	2,143.81

Frank J. Simutis	Director	Mortgage	27,053.70	2.750	10,104.22	16,949.48	531.40
	Director	Consumer	45,025.00	1.750	37,065.57	7,959.43	667.21
	Director	Consumer	45,025.00	1.750	45,025.00	0.00	0.00
	Director	HELOC	68,175.24	1.750	59,117.89	9,057.35	1,061.55

			185,278.94		151,312.68	33,966.26	2,260.16

Pamela J. Verkler	SEVP-CFO	Mortgage	199,684.07	2.000	184,046.14	15,637.93	3,862.07
	SEVP-CFO	Consumer	3,988.05	3.000	0.00	3,988.05	50.22

			203,672.12		184,046.14	19,625.98	3,912.29

Dennis C. Wittenborn	Director	Mortgage	226,111.30	2.000	204,915.94	21,195.36	4,328.64

			226,111.30		204,915.94	21,195.36	4,328.64

Rodney E. Yergler	Director	Mortgage	74,570.62	2.750	56,751.59	17,819.03	1,977.89
	Director	Consumer	25,350.67	5.000	23,904.70	1,445.97	1,254.03
	Director	Consumer	18,536.89	2.000	12,535.21	6,001.68	313.32
	Director	Consumer	43,942.90	1.750	35,130.10	8,812.80	698.48
	Director	HELOC	30,322.84	2.750	0.00	30,322.84	74.71
	Director	HELOC	61,298.22	1.750	60,202.20	1,096.02	815.05

			$254,022.14		$188,523.80	$65,498.34	5,133.48

(1)	HELOC – Home equity loan or line of credit.

Name	Position	Nature Of Loan	Largest Aggregate Balance from 7/1/13 to 6/30/14	Interest Rate	Principal Balance at 6/30/14	Principal Paid 7/1/13 to 6/30/14	Interest Paid 7/1/13 to 6/30/14

Thomas J. Chamberlain	EVP-CLO	Mortgage	$209,137.24	1.750%	$204,148.02	$4,989.22	$4,010.78
	EVP-CLO	Consumer	21,308.75	2.000	12,049.52	9,259.23	340.77
	EVP-CLO	Consumer	6,025.00	1.750	5,773.12	251.88	8.12
	EVP-CLO	HELOC(1)	10,000.00	1.750	—	10,000.00	14.87

			246,470.99		221,970.66	24,500.33	4,374.54

Joseph A. Cowan	Director	Mortgage	271,862.21	1.750	264,834.58	7,027.63	4,701.41
	Director	Consumer	13,072.99	5.000	—	13,072.99	194.57
	Director	Consumer	15,659.56	4.250	12,301.14	3,358.42	598.58

			300,594.76		277,135.72	23,459.04	5,494.56

Walter Hasselbring	SEVP-COO	Mortgage	367,833.20	2.000	357,091.77	10,741.43	7,258.57
	SEVP-COO	Student	42,369.76	2.000	41,006.78	1,362.98	1,387.02
	SEVP-COO	Student	9,259.27	2.000	7,933.85	1,325.42	174.58
	SEVP-COO	Student	21,139.74	2.000	20,458.04	681.70	693.30
	SEVP-COO	Consumer	37,026.67	2.000	31,723.72	5,302.95	697.05
	SEVP-COO	HELOC	38,326.54	2.000	11,000.00	27,326.54	315.24

			515,955.18		469,214.16	46,741.02	10,525.76

Gary Martin	Chairman	Mortgage	112,207.64	1.750	107,930.44	4,277.20	2,506.54
	Chairman	Consumer	11,929.47	2.250	—	11,929.47	326.39
	Chairman	Consumer	6,495.86	4.250	4,995.86	1,500.00	478.24
	Chairman	HELOC	13,100.00	1.750	7,000.00	6,100.00	343.45

			143,732.97		119,926.30	23,806.67	3,654.62

Pamela J. Verkler	SEVP-CFO	Mortgage	213,539.84	2.000	199,684.07	13,855.77	4,144.23
	SEVP-CFO	Consumer	9,173.00	3.000	3,988.05	5,184.95	205.69

			222,712.84		203,672.12	19,040.72	4,349.92

Dennis C. Wittenborn	Director	Mortgage	246,887.32	2.000	226,111.30	20,776.02	4,747.98
	Director	Consumer	3,090.81	2.000	—	3,090.81	4.42
	Director	Consumer	9,913.40	2.000	—	9,913.40	20.58
	Director	Consumer	19,312.86	2.000	—	19,312.86	47.78
	Director	HELOC	39,402.93	2.000	—	39,402.93	123.93

			318,607.32		226,111.30	92,496.02	4,944.69

Rodney E. Yergler	Director	Mortgage	90,554.31	2.750	74,570.62	15,983.69	2,289.77
	Director	Consumer	26,721.23	5.000	25,350.67	1,370.56	1,299.44
	Director	Consumer	20,853.26	2.000	—	20,853.26	261.93
	Director	Consumer	24,424.57	2.000	18,536.89	5,887.68	427.32
	Director	Consumer	45,479.22	1.750	43,942.90	1,536.32	123.06
	Director	HELOC	32,472.32	2.750	30,718.16	1,754.16	740.72

			$240,504.91		$193,119.24	$47,385.67	$5,142.24

(1)	HELOC – Home equity loan or line of credit.

From time to time, Iroquois Federal also makes loans and extensions of credit, directly and indirectly, to its executive officers and directors that are not part of the loan programs discussed above. These loans are made in the ordinary course of business, are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to Iroquois Federal, and do not involve more than the normal risk of collectibility or present other unfavorable features.

In accordance with banking regulations, the Board of Directors reviews all loans made to a director or executive officer in an amount that, when aggregated with the amount of all other loans to such person and his or her related interests, exceed the greater of $25,000 or 5% of IF Bancorp’s capital and surplus (up to a maximum of $500,000) and such loan must be approved in advance by a majority of the disinterested members of the Board of Directors. Additionally, pursuant to the Company’s Code of Ethics and Business Conduct, all executive officers and directors of IF Bancorp must disclose any existing or emerging conflicts of interest to the President and Chief Executive Officer of IF Bancorp. Such potential conflicts of interest include, but are not limited to, the following: (i) IF Bancorp conducting business with or competing against an organization in which a family member of an executive officer or director has an ownership or employment interest and (ii) the ownership of more than 1% of the outstanding securities or 5% of total assets of any business entity that does business with or is in competition with IF Bancorp.

Nominating Committee Procedures

General

It is the policy of the Nominating Committee of the Board of Directors of the Company to consider director candidates recommended by stockholders who appear to be qualified to serve on the Company’s Board of Directors. The Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the Board of Directors and the Nominating Committee does not perceive a need to increase the size of the Board of Directors. To avoid the unnecessary use of the Nominating Committee’s resources, the Nominating Committee will consider only those director candidates recommended in accordance with the procedures set forth below.

Procedures to be Followed by Stockholders

To submit a recommendation of a director candidate to the Nominating Committee, a stockholder should submit the following information in writing, addressed to the Chairman of the Nominating Committee, care of the Corporate Secretary, at the main office of the Company located at 201 East Cherry Street, Watseka, Illinois 60970:

•	A statement that the writer is a stockholder and is proposing a candidate for consideration by the Nominating Committee;

•	The name and address of the stockholder as they appear on the Company’s books, and number of shares of the Company’s common stock that are owned beneficially by the stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•	The name, address and contact information for the candidate, and the number of shares of common stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the candidate’s share ownership should be provided);

•	A statement of the candidate’s business and educational experience;

•	Such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•	A statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•	Detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•	A statement that the candidate is willing to be considered and willing to serve as a director if nominated and elected.

In order for a director candidate to be considered for nomination at the Company’s annual meeting of stockholders, the recommendation must be received by the Nominating Committee at least 180 calendar days before the date the Company’s proxy statement was released to stockholders in connection with the previous year’s annual meeting, advanced by one year.

Process for Identifying and Evaluating Nominees

The process that the Nominating Committee follows to identify and evaluate individuals to be nominated for election to the Board of Directors is as follows:

Identification. For purposes of identifying nominees for the Board of Directors, the Nominating Committee relies on personal contacts of the committee members and other members of the Board of Directors, as well as its knowledge of members of the communities served by Iroquois Federal. The Nominating Committee will also consider director candidates recommended by stockholders in accordance with the policy and procedures set forth above. The Nominating Committee has not previously used an independent search firm to identify nominees.

Evaluation. In evaluating potential nominees, the Nominating Committee determines whether the candidate is eligible and qualified for service on the Board of Directors by evaluating the candidate under certain criteria, which are described below. If such individual fulfills these criteria, the Nominating Committee will conduct a check of the individual’s background and interview the candidate to further assess the qualities of the prospective nominee and the contributions he or she would make to the Board of Directors.

Qualifications

The Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the Board of Directors. A candidate must meet the eligibility requirements set forth in the Company’s bylaws, which include an age restriction, a residency requirement and a requirement that the candidate not have been subject to certain criminal or regulatory actions. A candidate also must meet any qualification requirements set forth in any Board or committee governing documents.

If the candidate is deemed eligible for election to the Board of Directors, the Nominating Committee will then evaluate the following criteria in selecting nominees:

•	financial, regulatory and business experience;

•	familiarity with and participation in the local community;

•	integrity, honesty and reputation in connection with upholding a position of trust with respect to customers;

•	dedication to the Company and its stockholders; and

•	independence.

The Committee will also consider any other factors the Nominating Committee deems relevant, including age, diversity, size of the Board of Directors and regulatory disclosure obligations. We do not maintain a specific diversity policy, but diversity is considered in our review of candidates. Diversity includes not only gender and ethnicity, but the various perspectives that come from having differing viewpoints, geographic and cultural backgrounds, and life experiences.

With respect to nominating an existing director for re-election to the Board of Directors, the Nominating Committee will consider and review an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the Board; and independence.

Submission of Business Proposals and Stockholder Nominations

The Company must receive proposals that stockholders seek to include in the proxy statement for the Company’s next annual meeting no later than June 15, 2016. If next year’s annual meeting is held on a date more than 30 calendar days from November 23, 2016, a stockholder proposal must be received by a reasonable time before the Company begins to print and mail its proxy solicitation for such annual meeting. Any stockholder proposals will be subject to the requirements of the proxy rules adopted by the Securities and Exchange Commission.

The Company’s bylaws provide that, in order for a stockholder to make nominations for the election of directors or proposals for business to be brought before the annual meeting, a stockholder must deliver notice of such nominations and/or proposals to the Secretary not less than 80 days before the date of the annual meeting. However, if less than 90 days’ notice or prior public disclosure of the date of the annual meeting is given to stockholders, such notice must be received not later than the close of business of the tenth day following the day on which notice of the date of the annual meeting was mailed to stockholders or prior public disclosure of the meeting date was made. A copy of the bylaws may be obtained from the Company.

Stockholder Communications

The Company encourages stockholder communications to the Board of Directors and/or individual directors. All communications from stockholders should be addressed to IF Bancorp, Inc., 201 East Cherry Street, Watseka, Illinois 60970. Communications to the Board of Directors should be in the care of Beth A. Warren, Corporate Secretary. Communications to individual directors should be sent to such director at the Company’s address. Stockholders who wish to communicate with a Committee of the Board should send their communications to the care of the Chair of the particular committee, with a copy to Gary Martin, the Chair of the Corporate Governance Committee of the Board of Directors. It is in the discretion of the Corporate Governance Committee whether any communication sent to the full Board should be brought before the full Board.

Miscellaneous

The Company will pay the cost of this proxy solicitation. The Company will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of the Company. Additionally, directors, officers and other employees of the Company may solicit proxies personally or by telephone without receiving additional compensation.

The Company’s Annual Report to Stockholders has been included with this proxy statement. Any stockholder who has not received a copy of the Annual Report may obtain a copy by writing to the Corporate Secretary of the Company. The Annual Report is not to be treated as part of the proxy solicitation material or as having been incorporated by reference into this proxy statement.

If you and others who share your address own your shares in “street name,” your broker or other holder of record may be sending only one annual report and proxy statement to your address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, if a stockholder residing at such an address wishes to receive a separate annual report or proxy statement in the future, he or she should contact the broker or other holder of record. If you own your shares in “street name” and are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting your broker or other holder of record.

Whether or not you plan to attend the annual meeting, please vote by marking, signing, dating and promptly returning the enclosed proxy card in the enclosed envelope.

BY ORDER OF THE BOARD OF DIRECTORS

Beth A. Warren
Corporate Secretary

Watseka, Illinois

October 13, 2015

REVOCABLE PROXY

IF BANCORP, INC.

ANNUAL MEETING OF STOCKHOLDERS

November 23, 2015

2:00 p.m., Local Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints the members of the official proxy committee, or any of them, with full power of substitution in each, to act as proxy for the undersigned, and to vote all shares of common stock of IF Bancorp, Inc. (the “Company”) which the undersigned is entitled to vote only at the Annual Meeting of Stockholders to be held on November 23, 2015 at 2:00 p.m., local time, at the administrative office of Iroquois Federal Savings and Loan Association located at 204 East Cherry Street, Watseka, Illinois 60970, and at any and all adjournments or postponements thereof, with all of the powers the undersigned would possess if personally present at such meeting as follows:

1.	The election as directors of all nominees listed (unless the “For All Except” box is marked and the instructions below are complied with).

Gary Martin, Joseph A. Cowan and Dennis C. Wittenborn

FOR	WITHHOLD	FOR ALL EXCEPT
☐	☐	☐

INSTRUCTION: To withhold your vote for any individual nominee, mark “FOR ALL EXCEPT” and write that nominee’s name on the line provided below.

2.	The ratification of the appointment of BKD, LLP as independent registered public accounting firm of IF Bancorp, Inc. for the fiscal year ending June 30, 2016.

FOR	AGAINST	ABSTAIN
☐	☐	☐

3.	An advisory, non-binding resolution to approve the Company’s executive compensation as described in the proxy statement.

FOR	AGAINST	ABSTAIN
☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE PROPOSALS.

This proxy is revocable and will be voted as directed, but if no instructions are specified, this proxy, properly signed and dated, will be voted “FOR” each of the proposals listed. If other business is presented at the Annual Meeting, including whether or not to adjourn the meeting, this proxy will be voted by the proxies in their judgment. At the present time, the Board of Directors knows of no other business to be presented at the Annual Meeting. This proxy also confers discretionary authority on the proxy committee of the Board of Directors to vote (1) with respect to the election of any person as director, where the nominees are unable to serve or for good cause will not serve and (2) matters incident to the conduct of the meeting.

Date:
SIGNATURE OF STOCKHOLDER

SIGNATURE OF CO-HOLDER (IF ANY)

Please sign exactly as your name appears on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder may sign but only one signature is required.

PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY

IN THE ENCLOSED POSTAGE-PAID ENVELOPE.